May 2007	Pricing Sheet dated May 23, 2007 relating to
Preliminary Terms No. 293 dated May 17, 2007
Registration Statement No. 333-131266
Filed pursuant to Rule 433

Capital Protected Notes based on the S&P 500 Index due September 1, 2014
P R I C I N G T E R M S – M AY 2 3 , 2 0 0 7
Issuer:		Morgan Stanley
Maturity date:		September 1, 2014
Underlying index:		S&P 500® Index
Principal protection:		100% of the stated principal amount
Participation rate:		127.9%
Aggregate principal amount:		$25,000,000
Payment at maturity:		$1,000 plus the supplemental redemption amount, which may be zero
Supplemental redemption amount:		The product of $1,000 times the participation rate times the index percent change; provided that the supplemental redemption amount will not be less than zero.
Index percent change:		(final average index value – initial index value) / initial index value
Initial index value:		1,530.33
Final average index value:		The arithmetic average of the index closing values on the determination dates
Index closing value:		The closing value of the underlying index as displayed on the price source
Price source:		Bloomberg page “SPX”
Determination dates:		The 1st of each calendar month, from and including September 1, 2013 to and including August 1, 2014 and August 28, 2014
Stated principal amount:		$1,000
Original issue price:		$1,000
Pricing date:		May 23, 2007
Original issue date:		May 29, 2007 (3 trading days after the pricing date)
CUSIP:		61747YBT1
Listing:		None
Agent:		Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to public	Agent’s commissions(1)	Proceeds to company
	Per note	$1,000.00	$1.00	$999.00
	Total	$25,000,000	$25,000	$24,975,000

(1) For additional information, see “Plan of Distribution” in the prospectus supplement for capital protected notes.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley. The notes are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the notes.

THIS DOCUMENT RELATES TO PRELIMINARY TERMS NO. 293. YOU SHOULD READ THIS PRICING SHEET TOGETHER WITH THE PRELIMINARY TERMS AND WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Amendment No. 1 to Prospectus Supplement for Capital Protected Notes dated December 21, 2006
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.